EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
MOCON, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-42255, 33-49752, and 33-58789) on Form S-8 of MOCON, Inc. of our reports dated February 23, 2001, relating to the consolidated balance sheets of MOCON, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in or are incorporated by reference in the December 31, 2000 annual report on Form 10-K of MOCON, Inc.


                                               /s/ KPMG LLP


Minneapolis, Minnesota
March 30, 2001